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Press Release
For immediate release
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Invesco Ltd. Reclassification by Asset Class
of Year End 2010 Assets Under Management

Investor Relations Contact: Jordan Krugman       404-439-4605
Media Relations Contact:     Doug Kidd                404-479-2922

Atlanta, February 10, 2011 --- Invesco Ltd. (NYSE: IVZ) has adjusted fourth quarter 2010 market movements between our equity and fixed income asset classes that impacts the December 31, 2010 ending AUM for these asset classes, by $5.0 billion. The total AUM remained unchanged. The table below reflects the change in year ending AUM balances by asset class.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income Balanced		Money Market Alternative
Dec. 31, 2010	$616.5	$294.1	$131.9	$43.5	$68.3	$78.7
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income Balanced		Money Market Alternative
Dec. 31, 2010	$535.7	$251.3	$112.1	$43.5	$68.3	$60.5
Assets Under Management – ETF, UIT and Passive (unchanged)
(in billions)	Total	Equity	Fixed Income	Money Balanced Market		Alternative
Dec. 31, 2010	$80.8	$42.8	$19.8	$0.0	$0.0	$18.2

There was no impact to any other year end asset balances, or any other data included in our recently reported January 31, 2011 assets under management.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.

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